Exhibit 99.1

Hudson Executive Investment Corp. Announces Pricing of Upsized $360 Million Initial Public Offering

NEW YORK, June 9, 2020 – Hudson Executive Investment Corp. (the “Company”) announced today the pricing of its initial public offering of 36,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “HECCU” beginning on June 9, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HEC” and “HECCW,” respectively. The offering is expected to close on June 11, 2020.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint bookrunning managers of the offering. SVB Leerink LLC is acting as co-manager of the offering. The Company has granted the underwriters a 45- day option to purchase up to an additional 5,400,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 8, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hudson Executive Investment Corp.

Hudson Executive Investment Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, the Company intends to initially focus its search for an initial business combination in two broad industry sectors: financial services, with a focus on financial technology; and healthcare, including healthcare information technology, services and products. The Company was co-founded by Hudson Executive Capital LP, a value-oriented, event-driven investment firm with a focus on, and experience across, the financial services and healthcare sectors, Douglas L. Braunstein, its founder and managing partner, and Douglas G. Bergeron, its managing partner.

About Douglas L. Braunstein

Prior to founding Hudson Executive Capital, Douglas L. Braunstein was the Chief Financial Officer of JPMorgan Chase from 2010 to 2012 and its Vice Chairman from 2013 to 2015. As a leading investment banker and trusted corporate advisor, Mr. Braunstein has been instrumental in originating, structuring, negotiating and advising on many significant transactions across the Company’s sectors of focus. Prior to his role as CFO of JPMorgan Chase, Mr. Braunstein served in several leadership positions at the bank, including Head of Investment Banking in the Americas, Head of Global M&A and Global Industry Coverage and Head of Healthcare Investment Banking, as well as serving on the Investment Bank Management Committee for over ten years.

About Douglas G. Bergeron

Mr. Bergeron’s expertise in the financial services sector, FinTech in particular, and the technology industry spans over 35 years, including 12 years as the Chief Executive Officer of Verifone Systems, Inc., a provider of technology for electronic payment transactions and value-added services at the point-of-sale. As CEO, he led Verifone from sales of under $300 million in 2002 to over $2 billion and over 5,000 employees worldwide in 2013 and an enterprise value in excess of $4 billion. Prior to leading Verifone, Mr. Bergeron was CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems, which provided software and services to a variety of trading institutions, banks, futures brokerages, derivatives exchanges and clearing and settlement services providers.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 800-831-9146; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204, email: prospectus- eq_fi@jpmchase.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Hatcher Snead

IR@hudsonexecutive.com

212-521-8495

Media Contact

Gladstone Place Partners

Steven Lipin/Max Dutcher

212-230-5930